EXHIBIT 8.2

                         FORM OF FEDERAL TAX OPINION



                                                        ___________, 1997


Board of Directors
Cushnoc Bank and Trust
235 Western Avenue
Augusta, Maine  04330

RE:  MERGER OF CUSHNOC BANK AND TRUST WITH AND INTO NORTHEAST BANK, FSB

Ladies and Gentlemen:

      We have acted as special counsel to Cushnoc Bank and Trust, a commercial bank organized under the laws of the State of Maine ("Cushnoc"), in connection with the proposed merger (the "Merger") of Cushnoc with and into Northeast Bank, FSB, a federally chartered savings association ("Northeast"), a wholly-owned subsidiary of Northeast Bancorp, Inc. ("Bancorp"). The Merger will be effected pursuant to an Agreement and Plan of Merger dated May 9, 1997, by and among Bancorp, Northeast and Cushnoc (the "Merger Agreement"). Capitalized terms used herein without definition have the respective meaning assigned to such terms in the Merger Agreement.

      In our capacity as special counsel to Cushnoc, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the "Registration Statement") and the Prospectus/Proxy Statement included therein that was filed with the U.S. Securities and Exchange Commission, (iii) the Officer's Certificate of Cushnoc and the Officer's Certificate of Bancorp (collectively the "Officer's Certificates"), and (iv) such other documents, instruments and information as we have deemed appropriate ((i-iv) collectively constituting the "Documents").

      In rendering this opinion, we have assumed, without independent verification

      (a)  the genuineness of all signatures,

      (b)  the authenticity of any Document submitted to us as an original,

      (c) the conformity to the original of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such Documents,

      (d) each natural person executing any such instrument, document, or agreement is legally competent to do so,
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      (e)  the accuracy of the facts set forth in the Registration Statement and the representations contained in the Merger Agreement and the Officer's Certificates,

      (f) that the Merger will be effective under applicable state law, and,

      (g) that the Merger will be consummated in the manner described in the Merger Agreement and Registration Statement.

      In rendering our opinions set forth below, we have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS") (collectively, the "Tax Laws"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions herein after the date hereof.

      On the basis of an subject to the foregoing, we are of the opinion that:

      1.  The Merger qualifies as a reorganization within the meaning of
          Section 368(a)(1)(A) of the Code.  Pursuant to
          Section 368(a)(2)(D) of the Code, the Merger is not disqualified from treatment as a reorganization within the meaning of
          Section 368(a)(1)(A) because Bancorp Common Stock will be conveyed to Cushnoc's stockholders in exchange for their Cushnoc Common Stock.

      2. No gain or loss will be recognized by the Cushnoc stockholders who receive solely Bancorp Common Stock in exchange for their Cushnoc stock.

      3. Provided that the Cushnoc stock is held as a capital asset at the Effective Time, the basis of the Bancorp Common Stock received by the Cushnoc stockholders will be the basis of the Cushnoc stock surrendered in exchange for such Common Stock decreased by the amount of any cash received by the Cushnoc stockholders and increased by the amount of gain recognized by the Cushnoc stockholder.

      4. Provided the Cushnoc stock is held as a capital asset at the Effective Time, the holding period of the Bancorp Common Stock received by the Cushnoc stockholders will include the holding period of the Cushnoc stock surrendered in exchange for such stock.

      5. The payment of cash to an Cushnoc stockholder in lieu of a fractional share interest in Bancorp Common Stock will be treated as received by such holder as a distribution in redemption of such fractional share interest. Gain or loss will be realized and calculated based on the difference between the amount of cash received by the Cushnoc stockholder and the basis of such

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          fractional share.  If fractional shares of Cushnoc stock
          surrendered for Bancorp Common Stock are held by such stockholder as a capital asset at the Effective Time, any gain or loss resulting to such former holder from such redemption will be capital gain or loss.

      6. In the case of any Cushnoc stockholder who exercises his dissenter's rights under the applicable provisions of Maine law and receives solely cash in exchange for his Cushnoc stock, such cash will be treated as being received by such stockholder as a distribution in redemption of his Cushnoc stock. Gain or loss will be realized and calculated based on the difference between the amount of cash received by any such Cushnoc stockholder and his basis in his Cushnoc stock therefor. If the shares of stock held by such stockholders are held as capital assets on the date of such exchange, any gain or loss resulting to such stockholder from such redemption will be capital gain or loss.

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      No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issued this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

      The conclusions, predictions, statements and analysis presented herein and the Prospectus/Proxy Statement are not binding upon the IRS, and this opinion should not be construed as a guarantee that the IRS might not differ with the conclusions, predictions, statements and analysis presented herein and in the Registration Statement, or raise other questions or issues upon audit, or that such action taken by the IRS will not be judicially sustained.

      This opinion is being furnished in connection with the Merger and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

      The shareholders of Cushnoc should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable or with respect to any tax considerations other than those expressly mentioned herein.


                                       Very truly yours,

                                       BREYER & AGUGGIA






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